Bravo Brio Restaurant Group, Inc. Reports Second Quarter Financial Results
Company Updates Full Year 2014 Outlook

Columbus, Ohio - July 31, 2014 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and twenty-six week periods ended June 29, 2014. The Company also updated its outlook for the full year 2014.

Selected Second Quarter 2014 Highlights Compared to the Second Quarter 2013:

▪	Revenues decreased 1.1% to $104.5 million from $105.6 million.

▪	Total comparable restaurant sales decreased 5.1%.

▪	Comparable restaurant sales decreased 6.0% at BRAVO! and 4.5% at BRIO.

▪	Restaurant-level operating profit decreased 4.1% to $17.2 million from $17.9 million.

▪	Net income was $4.0 million, or $0.20 per diluted share, compared to net income of $4.5 million, or $0.22 per diluted share.

Saed Mohseni, Chief Executive Officer and President, said, “During the quarter, softness in retail spending and intense competitive discounting resulted in our restaurants serving fewer aspirational guests. However, our core, higher-end guests continued to visit us in the same manner as in the past. We have strategies in place to continue attracting higher-end guests and these include implementing an on-line reservation system, enhancing our loyalty program, expanding our popular Light menu offerings, and sourcing an increasing portion of our products from suppliers using sustainable agricultural methods. Everyday value will continue to play a key role in our menu development and marketing strategy as will utilizing the creativity and culinary expertise of our unit level chefs. We are determined to be recognized as the leader in upscale affordable Italian dining and we believe that these steps will help us achieve that goal.”

Mohseni continued, “Our cash flow generation capabilities and strong balance sheet are enabling us to continue common stock repurchases under our current authorization. During the second quarter, we bought back approximately $2.4 million of common stock and cumulatively have repurchased $15.8 million since the inception of the buyback program.”

Mohseni concluded, “Our development plan remains on track with all our new restaurants being financed entirely though internally-generated capital. During the second quarter, we opened a BRAVO! in Charlotte, North Carolina, and earlier this month, we opened a BRIO in Irvine, California. The remaining three BRAVO!s and one BRIO will open in the fourth quarter and are located primarily in Florida. Although we believe that we are underpenetrated relative to our full potential and greater development opportunities are currently available, we will not accelerate development until improvements in our core restaurant base are sustained.”

Second Quarter 2014 Financial Results

Revenues decreased $1.1 million, or 1.1%, to $104.5 million in the second quarter of 2014, from $105.6 million in the second quarter of 2013. The decrease in revenues was primarily due to a comparable restaurant sales decrease of 5.1% that was only partially offset by an additional 56 operating weeks compared to the second quarter last year. The comparable restaurant sales decrease consisted of a 6.2% decrease in guest counts partially offset by a 1.1% increase in average check.

Total restaurant operating costs, which include costs of sales, labor costs, operating costs and occupancy costs, decreased $0.4 million, or 0.5%, to $87.3 million in the second quarter of 2014, from $87.7 million in the second quarter of 2013. Total restaurant-level operating profit decreased $0.7 million, or 4.1%, to $17.2 million from $17.9 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 16.5% in the second quarter of 2014 from 17.0% in the second quarter of 2013.

Net income in the second quarter of 2014 was $4.0 million, or $0.20 per diluted share, compared to net income of $4.5 million,

or $0.22 per diluted share, in the same period last year.

Second Quarter 2014 Brand Operating Highlights

Comparable restaurant sales decreased 6.0% at BRAVO! and 4.5% at BRIO. Average weekly sales for BRAVO! and BRIO were $64,100 and $87,200, respectively.

As of June 29, 2014, the Company operated 47 BRAVO!, 58 BRIO, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2014 Outlook

The Company is updating its outlook for the 52-week period ending December 28, 2014 as follows:

•	Total comparable restaurant sales of minus 5.0% to minus 4.0% (versus minus 2.0% to positive 1.0% previously).

•	Revenues of $405 million to $410 million (versus $420 million to $430 million previously) reflecting lower estimated comparable sales and the closure of two BRIO restaurants during the second quarter.

•	Development of six restaurants (four BRAVO! and two BRIO).

•	Pre-opening costs of $3.5 to $4.0 million.

•	Diluted earnings per share of $0.71 to $0.75 (versus $0.78 to $0.84 previously).

•	Capital expenditures of $22 million to $24 million.

•	Diluted share count of approximately 20.2 million.

•	Estimated annual tax rate of approximately 27% (versus 28% previously).

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss second quarter 2014 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer; Jim O'Connor, Chief Financial Officer; and Brian O'Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (888) 296-4305 or (719) 325-4937 for international callers. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 6981188. The replay will be available until Thursday, August 7, 2014.

The call will also be webcast live from and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Calendar of Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 3, 2014.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 29, 2014 AND JUNE 30, 2013
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2014		June 30, 2013		June 29, 2014		June 30, 2013
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenues	$104,455		$105,622		$207,103		$208,685
Costs and expenses
Cost of sales	27,251	26.1%	27,051	25.6%	53,761	26.0%	54,015	25.9%
Labor	36,695	35.1%	36,882	34.9%	73,259	35.4%	73,464	35.2%
Operating	16,265	15.6%	16,588	15.7%	33,078	16.0%	32,708	15.7%
Occupancy	7,054	6.8%	7,171	6.8%	14,468	7.0%	14,006	6.7%
General and administrative expenses	5,910	5.7%	5,836	5.5%	11,648	5.6%	11,695	5.6%
Restaurant preopening costs	678	0.6%	558	0.5%	1,026	0.5%	1,259	0.6%
Depreciation and amortization	5,035	4.8%	4,962	4.7%	10,045	4.9%	9,831	4.7%
Total costs and expenses	98,888	94.7%	99,048	93.8%	197,285	95.3%	196,978	94.4%
Income from operations	5,567	5.3%	6,574	6.2%	9,818	4.7%	11,707	5.6%
Interest expense, net	236	0.2%	284	0.3%	492	0.2%	601	0.3%
Income before income taxes	5,331	5.1%	6,290	6.0%	9,326	4.5%	11,106	5.3%
Income tax expense	1,359	1.3%	1,748	1.7%	2,477	1.2%	3,145	1.5%
Net income	$3,972	3.8%	$4,542	4.3%	$6,849	3.3%	$7,961	3.8%

Net income per basic share	$0.21		$0.23		$0.36		$0.41
Net income per diluted share	$0.20		$0.22		$0.34		$0.39
Weighted average shares outstanding-basic	19,085		19,591		19,200		19,598
Weighted average shares outstanding-diluted	19,989		20,489		20,075		20,482

Certain percentage amounts may not sum due to rounding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 29, 2014 AND DECEMBER 29, 2013
(Dollars in thousands)

	June 29, 2014	December 29, 2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,796	$7,640
Accounts receivable	5,647	8,181
Tenant improvement allowance receivable	50	1,386
Inventories	2,651	2,941
Deferred income taxes, net	3,155	2,625
Prepaid expenses and other current assets	2,009	5,434
Total current assets	19,308	28,207
Property and equipment — net	171,133	169,127
Deferred income taxes — net	51,286	53,381
Other assets — net	3,945	4,137
Total assets	$245,672	$254,852

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$8,755	$8,781
Accrued expenses	24,674	23,651
Current portion of long-term debt	5,059	2,082
Deferred lease incentives	7,432	7,021
Deferred gift card revenue	9,207	12,876
Total current liabilities	55,127	54,411
Deferred lease incentives	57,165	60,539
Long-term debt	5,730	13,611
Other long-term liabilities	22,451	22,515
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,071,335 shares issued at June 29, 2014 and 19,991,927 shares issued at December 29, 2013	198,908	197,913
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at June 29, 2014 and December 29, 2013	—	—
Treasury shares, 1,055,662 shares at June 29, 2014; and 633,273 shares at December 29, 2013	(15,799)	(9,378)
Retained deficit	(77,910)	(84,759)
Total stockholders’ equity	105,199	103,776
Total liabilities and stockholders’ equity	$245,672	$254,852